BDM INTERNATIONAL, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                  (Amounts in Thousands, Except Per Share Data)



                                                          Three Months Ended
                                                               March 31,
                                                           1997         1996
                                                          ------       ------

Net Income                                                $6,875       $5,407
                                                          ======       ======

Shares used for primary earnings per share:

  Weighted averaged
   shares outstanding                                     28,938       26,356

  Dilutive effect of common
   stock equivalents-noncontingent
   stock options                                           1,478        1,600
                                                          ------       ------

        Total shares used for primary
           earnings per share                             30,416       27,956
                                                          ======       ======

Additional shares used for fully diluted earnings per share:

   Increase for dilutive effect of
     contingent stock options                                 --          142
                                                              --          ---

       Total shares used for
         fully diluted earnings per share                 30,416       28,098
                                                          ======       ======


Earnings per share:

   Primary                                                 $0.23        $0.19
                                                           =====        =====

   Fully diluted                                           $0.23        $0.19
                                                           =====        =====